Exhibit 10.1

Rail Equipment Addendum
Banc of America Leasing & Capital, LLC	to Master Lease Agreement Number 36629-90000

This Rail Equipment Addendum (the “Rail Equipment Addendum”), dated as of March 6, 2026, is an addendum to and amends that certain Master Lease Agreement Number 36629-90000 dated as of July 20, 2020 (as the same has been or may be amended, the “Agreement”), by and between Banc of America Leasing & Capital, LLC (“Lessor”), and Casella Waste Systems, Inc., as original lessee, to which each of the entities executing this Rail Equipment Addendum has joined as a co-lessee (individually and collectively, jointly and severally, “Lessee”). All capitalized terms used herein without definition shall have the respective meaning assigned or referred to them in the Agreement.

From time to time, Lessor and Lessee intend to enter into one or more Schedules that shall incorporate by reference the terms and conditions of the Agreement and shall constitute separate instruments of lease. The Agreement and each Schedule executed pursuant thereto are collectively referred to herein as a “Lease.” Lessor and Lessee further intend that certain Leases will cover railroad rolling stock and related equipment (“Rail Equipment Leases”) that require additional terms and conditions that are not currently in the Agreement and therefore now wish to amend and supplement the Agreement to provide for the leasing of such assets. This Rail Equipment Addendum shall only be effective with respect to Rail Equipment Leases that are designated as such and shall not modify or amend the Agreement with respect to any other Leases.

Subject to the preceding paragraph, Lessor and Lessee hereby agree that the Agreement will be amended for Rail Equipment Leases as follows:

1.    Schedules Relating to Rail Equipment. Section 1 of the Agreement is supplemented with the following:

Notwithstanding anything in this Section to the contrary, in the event any of the Equipment constitutes railroad rolling stock and related equipment (“Rail Equipment”), each Schedule relating to such Rail Equipment shall set forth a description of such Rail Equipment and other property (together with all parts, additions and accessories incorporated therein, each, a “Unit,” and collectively, the “Units”), the number of Units of each type, the specific Unit reporting marks and numbers as registered with the Association of American Railroads (“AAR”), the Lease Term during which the Units will be leased, the specific commodity or freight to be carried thereon, any specific restrictions on use, the delivery location, the return location, and other pertinent information that may be desired by Lessor and Lessee.

2.    Acceptance. Section 3 of the Agreement is supplemented with the following:

Notwithstanding anything in this Section to the contrary (unless otherwise provided in any Related Agreement), in the event any of the Equipment constitutes Rail Equipment, if, prior to execution of a Schedule by Lessee, the Units described therein have been placed into interchange service by Lessee or at its discretion, or if Lessee fails to report any material defect in a Unit within 5 days of delivery, then, in either case, the applicable Acceptance Date for such Units(s) shall be deemed to be the date of delivery for all purposes of the Lease. If Lessee is unable to accept delivery of a Unit or to inspect such Unit for any reason whatsoever, any storage or other charges incurred in connection with such Unit shall be for Lessee’s account. If Lessee fails to accept any Unit, Lessor’s rights shall include the right (in its sole and absolute discretion) to demand that Lessee: (x) fully assume all obligations as purchaser of such Unit(s), with the effect of causing Lessor to be released from any liability relating thereto; (y) immediately remit to Lessor an amount sufficient to reimburse it for all advance payments, costs, taxes or other charges incurred with respect to such Units(s), together with interest thereon at the Default Rate specified in Section 12 below; and (z) take all other actions necessary to accomplish such assumption. By its acceptance of the Units, Lessee agrees that such Units are: (A) in good operating condition, working order and repair; (B) in compliance with all applicable laws, including, without limitation, the regulations of the Department of Transportation (“DOT”) and the Surface Transportation Board (“STB”); and (C) in compliance with the rules of the Mechanical Division of the AAR, including the current Interchange Rules in effect at the time of delivery.

3.    Marking of Equipment. (a) Upon delivery to Lessee, the Units will bear reporting marks and car numbers as detailed in the applicable Schedule and as registered with the AAR. Lessee shall ensure that the Units remain so marked throughout the Lease Term. No lettering or marking of any kind shall be placed upon or removed from any of the Units by Lessee without prior written notice to Lessor, except as directed by Lessor or as mandated under requirements of the DOT, the STB, the AAR or other governmental agency or non-governmental organization having jurisdiction over labels or markings on railroad equipment. Lessor hereby consents to Lessee placing its logo on the Units. In the event any such change in any markings on any Units is mandated by any such organization with jurisdiction, Lessee will immediately notify Lessor in writing prior to effecting such change, and, if requested to do so by Lessor, Lessee will file a statement of new car numbers or otherwise arrange for the re-registration of such Units as required by any governmental or non-governmental agency or organization in order to maintain the existing registration of such Units and in order to protect Lessor’s title and interest in and to such Units and in and to the applicable Lease. For all purposes of the Agreement and any Schedules thereto, “marking” of a Unit shall include any required replacement

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of the Automatic Equipment Identification transponder tag for such Unit. Any such allowed changes in or of lettering or markings on a Unit shall be performed at the expense of Lessee.

(b)    Except as provided above, Lessee shall not permit the name of any person (other than Lessee or Lessor) to be placed on any Unit as a designation that might be interpreted as a claim of an ownership interest in or lien on such Unit.

4.    Use and Maintenance; Alterations. Section 4 of the Agreement is supplemented with the following:

Notwithstanding anything in this Section to the contrary, in the event any of the Equipment constitutes Rail Equipment, the following requirements shall apply:

(a)    Maintenance. Lessee, at its own cost and expense, shall maintain, repair and keep each Unit:

(1) in accordance with prudent Class I railroad industry maintenance practices in existence from time to time;
(2) in a manner consistent with a maintenance program of at least the same caliber as Lessee maintains in respect of equipment owned or leased by Lessee similar in type to such Unit at the execution of the Schedule and ready for satisfactory commercial use and prudent railroad industry maintenance practices in existence from time to time;
(3) in an undiscriminatory manner consistent with maintenance, use and repair practices used by Lessee in respect of equipment owned or leased by Lessee similar in type to such Unit;
(4) in accordance with maintenance requirements of insurance policies covering such Unit;
(5) as shall be necessary to maintain each Unit in good repair and working order as specified in the Interchange Rules and in accordance with all other applicable laws, rules and regulations, including, without limitation, those of the DOT, the AAR, STB, and any and all governmental authorities with jurisdiction over the operation of railcars or other rail equipment in the geographic areas in which, or through which, the Units operate or travel;
(6) Lessee shall provide all labor and use proper amounts and types of fuel, lubricant, oil corrosion protectors and coolant to meet manufacturers recommended guidelines and specifications;
(7) Lessee shall replace oil filters, fuel filters and other similar items on a timely as-needed basis to prevent damage;
(8) Lessee shall not make any alterations, modifications or additions to any Unit to change the nature and use from which it was employed at the date of delivery of such Unit to Lessee or the date of the applicable Schedule, whichever is earlier; provided, however, Lessee may make additions or upgrades which improve and/or update any Unit or its performance so long as same are otherwise in compliance with the terms of the Agreement; and
(9) Lessee shall not replace any component, part or system with a lesser quality replacement component, part or system.

Lessee will maintain all records, logs and other materials required by any governmental authority having jurisdiction related to Lessee’s operations. All such records, logs and materials will become subject to the Agreement. Lessee shall pay for all necessary permits, franchises, inspections and licenses in connection with any Unit and any repair, restoration or replacement of any type relative to each Unit. “Ordinary wear and tear” shall mean any damage to the Rail Equipment that is not considered “unfair usage” pursuant to Rule 95 of the Interchange Rules. If no definition is available or applicable to the Rail Equipment under the Interchange Rules, “ordinary wear and tear” shall have the meaning customarily given to it in the railroad industry with respect to railcars similarly situated to the Rail Equipment. Lessee shall promptly notify Lessor upon receipt by Lessee of knowledge that any Unit has been classified as “heavy bad order” or an equivalent classification and is deemed irreparably damaged by Lessee.

(b)    Operation. Lessee shall use the Rail Equipment upon lines of railroad in the continental United States, Canada and Mexico, except as otherwise provided in the applicable Schedule; provided, however, in no event shall (x) any Unit be used in Mexico for more than 30 consecutive days (except to the extent any Unit is then undergoing repairs while in Mexico), (y) any Unit shall be used in Mexico for more than fifteen percent (15%) of the time in the aggregate during any calendar year, and (z) any Unit be used outside of the continental United States for more than 180 days in the aggregate during any calendar year. Lessee shall: (i) operate the Units in a manner and for the purposes for which each was designed and only in the manner for which it was designed; and (ii) ensure that none of the Units are loaded in excess of the load limit stenciled on each Unit. Lessee shall not: (A) use the Units, or permit them to be used, for the transportation or storage of any substance which is categorized as, or required to be labeled as, “poison” or “poisonous,” “explosive” or “radioactive” (or any categories or labels substituted for such categories or labels as in effect on the day hereof) under 49 C.F.R. 171 or other applicable federal rules in effect from time to time regulating the transportation of hazardous materials; or (B) permit any other prohibited use of the Units as described in the applicable Schedule. Lessee shall comply in all material respects with all applicable law, including regulations and orders of the DOT Interstate Commerce Commission and STB. Lessee shall immediately notify Lessor in writing of any existing, pending or threatened investigation, inquiry, claim or action by any governmental authority in connection with any applicable law or governmental action which could materially adversely affect the Rail Equipment. Lessee shall notify Lessor in writing at any time the Units are stored, whether serviceable or unserviceable, for a period in excess of 90 days. Without Lessor’s prior written consent, Lessee shall not change the commodities shipped or hauled by the Units during the term of the Agreement from the commodities that are shipped or hauled at the commencement of the Lease Term of the applicable Schedule. Nothing in this Section shall be deemed to constitute permission by Lessor to any person that acquires possession of any Unit to take any action inconsistent with the terms and provisions of the Lease and any of the other agreements between Lessee and Lessor. The rights of any person that acquires possession of any Unit pursuant to this Section shall be subject and subordinate to the rights of Lessor hereunder.

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(c)    Required Modifications. Lessee agrees that it will not make any material modifications to any of the Units without the prior written consent of Lessor. In the event that any governmental agency or non-governmental organization having jurisdiction over the operation, safety or use of railroad equipment requires that any addition, removal, modification, replacement or adjustment be made to any of the Units in order to qualify them for continued operation in unrestricted railroad interchange service (hereinafter, “Required Modifications”), Lessee agrees to timely make all such Required Modifications and to pay all costs or expenses in connection therewith. Any parts or items added, whether as replacements or additions or Required Modifications, shall be considered accessions to the Units, and title thereto shall be immediately vested in Lessor at no cost or expense to Lessor, and shall remain on and not be removed from the Units upon the return of the Units to Lessor at the expiration of the Lease Term, except as required by Lessor pursuant to Section 8 of the Agreement. Notwithstanding anything contained herein to the contrary, unless required by appliable law, Lessee shall not make any Required Modification that either (i) impairs the originally intended function, use or value of such Unit as it existed immediately prior to such Required Modification, or (ii) decreases the residual value, remaining useful life or utility of such Unit.

(d)    Record of Movements. Lessee agrees to keep accurate and timely records pertaining to the movements of the Units, and, upon the request of Lessor, from time to time, to promptly provide to Lessor, subject to any applicable STB restrictions on release of such information, complete reports of the Unit movements, including, but not limited to, dates received, loaded and shipped, commodity or freight loaded, destination, and all other Unit movement information or documents which Lessee may originate or receive from railroad companies or other sources which Lessor may reasonably request.

(e)     Weight Limitations. Lessee shall not exceed the weight limitations prescribed for operation of railcars in unrestricted interchange service set forth in AAR Interchange Rule 91 without Lessor’s prior written consent.

5.    Risk of Loss; Damage to Units. Solely with respect to Rail Equipment, Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)    Lessee assumes all risk of loss, damage, theft, condemnation or destruction of the Units. No such loss, damage, theft, condemnation or destruction of the Units, or any Unit, in whole or in part, shall impair the obligations of Lessee under this Agreement or any Schedule hereto, all of which shall continue in full force and effect. In the event that any of the Units, or the fittings, appliances, removable parts or appurtenances thereto, shall be damaged, lost, removed, stolen or destroyed: (i) as a result of the acts or omissions of Lessee, its employees, agents, sublessees or customers; (ii) by any commodity or other material loaded therein or thereon; (iii) while on any private siding or track of any private or industrial railroad; (iv) while in the custody of any individual or entity not subject to the AAR Rules for Interchange; or (v) where the responsible party or the cause cannot be identified, Lessee, at its own expense, shall pay directly for, or reimburse Lessor for, in each case in a timely manner, all costs associated with repairs or replacements arising from such damage, loss, removal, theft or destruction.

(b)    In the event any Unit is worn out, lost, stolen, irreparably damaged or destroyed or is out of service due to the loss or damage to or condition of the Unit for more than 60 days, or shall be taken or requisitioned by condemnation or otherwise (each, an “Event of Loss”), Lessee shall pay to Lessor, on the next following rent payment date, an amount equal to all Rent and other amounts relating to such Unit which have accrued to such rent payment date, plus an amount equal to the Stipulated Loss Value of such Unit (or such other amount as Lessor and Lessee may agree to) as set forth in the applicable Schedule, minus the amount of the recovery, if any, from or through Lessee actually received by Lessor from Lessee’s insurance or otherwise in connection with such Event of Loss, in which case such Unit(s) shall thereafter be deleted from the applicable Lease, and Lessee shall have no further obligation to pay Rent as to such Unit(s) for any subsequent periods. Rent in respect to any such Unit will continue until all amounts due and payable to Lessor in respect of such Unit pursuant to the foregoing sentence are received by Lessor. Lessor shall transfer to Lessee all of its right, title and interest in such Units(s), free from all lines and encumbrances created by Lessor, but otherwise on an “AS-IS, WHERE-IS” quitclaim basis. Without limiting the obligation of Lessee to pay in full the amount required by the first sentence of this Section 5(b), Lessor shall have the right, but shall not be obligated, to substitute for any such Unit other equipment of the same type and capacity, and the Rent in respect to such substituted Unit shall commence upon delivery of such substituted Unit to Lessee. The applicable Lease shall not terminate, nor shall the respective obligations of Lessee to Lessor be otherwise affected, by reason of: (i) any defect in or damage to any of the Units from any cause; (ii) the taking or requisitioning of the Units by condemnation or otherwise; (iii) the lawful prohibition of Lessee’s use of the Units; or (iv) the interference with such use by any person, other than Lessor, when no Event of Default exists, the foregoing or any present or future law to the contrary notwithstanding. To the extent permitted by applicable law, Lessee hereby waives any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender the applicable Lease of any Unit except in accordance with the express terms hereof.

6.    Insurance. Section 6 of the Agreement is supplemented with the following:

Notwithstanding anything in this Section to the contrary, in the event any of the Equipment constitutes Rail Equipment, the following requirements shall apply:

(a)    Lessee covenants and agrees that the public liability insurance coverage required under this Section shall insure against all risks (including, without limitation, evacuation expense and pollution clean-up expense) and for such amounts as Lessor may require on any Schedule hereto (including, without limitation, a minimum general liability limit of $25,000,000 per occurrence, unless greater limits are carried by Lessee or required in the applicable Schedule, which shall then become the required minimum limit with respect to the Units under the Agreement and such Schedule).

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(b)     Lessee shall, at its own expense, and at all times prior to the return of all Units to Lessor in the condition required by the applicable Lease, including during any storage period applicable hereunder, insure and keep insured each Unit against property damage in an amount not less than the casualty value of the Units, as set forth in the casualty value schedule attached to the applicable Schedule.

7.    General Tax Indemnification. Section 7 of the Agreement is supplemented with the following:

Notwithstanding anything in this Section to the contrary, in the event any of the Equipment constitutes Rail Equipment, the following provisions shall apply:

(d)    Lessee agrees not to use, sublease or permit the use of the Units in any manner so as to cause all or any portion of any item of income, deduction, credit or loss arising from Lessee’s lease of or Lessor’s ownership of the Units to be withheld or designated as foreign source income (or loss) under the Internal Revenue Code of 1986, as now or hereafter amended (the “Code”), and Lessee shall pay to Lessor an amount (calculated on an after-tax basis assuming such payment is subject to tax at the highest marginal federal, state and local tax rates of Lessor, if any) equal to the damage incurred by Lessor as a consequence of such non-permitted use, and Lessee agrees to indemnify and hold Lessor harmless therefor.

(e)    Lessee shall (1) pay when due and defend and (2) indemnify Lessor, on a net after-tax basis, against liability for any and all
(x) license and/or registration fees, assessments, and sales, use, property, excise, privilege, value added and other taxes (withholding or otherwise), or other charges or fees now or hereafter imposed by the United States, Canada, or any other country, or any state or province, or any governmental or administrative subdivision thereof upon any Unit or with respect to the manufacturing, ordering, shipment, purchase, ownership, delivery, installation, leasing, operation, possession, use, return, or other disposition thereof or the rentals hereunder or under any Schedules hereto (other than taxes on or measured solely by the net income of Lessor) and (y) any and all other charges, license fees, assessments, fines, levies, imposts, duties, tariffs, customs duties, switching charges, mileage equalization charges, empty movement charges, track storage, detention or demurrage charges arising from any change in law or otherwise, including penalties and interest thereon, levied or imposed by any domestic or foreign, federal, state or local government or taxing authority, railroad or other agency, in each case imposed upon Lessee or Lessor (or any of its assets or interests) and relating to, or with respect to, either the Units, this Agreement or any Lease (including the Rent, casualty payments or other sums payable hereunder or thereunder) (all of the forgoing are collectively referred to as “Taxes”).

(f)    To the extent that Lessee is relying on any federal, state or local tax exemptions, at Lessor’s request, Lessee shall provide a copy of each applicable exemption certificate or other evidence of such exemption. For the purpose of this Section, the railroad mileage and junction reports shall be prima facie evidence of the facts reported therein. Lessee agrees to promptly reimburse Lessor for any amount paid by Lessor pursuant to this Section 7.

8.    Condition Upon Return. Section 8 of the Agreement is supplemented with the following:

Notwithstanding anything in this Section or the Agreement to the contrary, in the event any of the Equipment constitutes Rail Equipment, and subject to the terms and conditions set forth in the applicable Schedule (which, for the avoidance of doubt, may amend, restate, modify, supplement, or, if applicable, override in their entirety any and all provisions of the Agreement), prior to the expiration of the Lease Term of any Lease with respect to such Rail Equipment, Lessee shall provide not less than 180 days’ irrevocable written notice to Lessor of its intention to return all, but not less than all, of the Units. If Lessee provides Lessor with written notice of its election to return the Units in accordance with this Section 8, then, so long as no Event of Default has occurred and is then continuing, Lessee will have the option of requiring Lessor to inspect (or have inspected) all of the applicable Units at a mutually agreed location for determining compliance with the return conditions of the Lease. Any such pre-return inspection shall be (x) requested by Lessee in writing, (y) conducted by an inspector selected by Lessor, and (z) performed at the cost and expense of Lessee. Any such pre-return inspection elected by Lessee shall be performed and completed not less than 90 days prior to the expiration of the applicable Lease Term. Within a reasonable time period following completion of any such pre-return inspection, Lessor will provide Lessee with an itemized list of any return condition discrepancies for each affected Unit which Lessee is responsible to repair prior to return. Within 30 days after the expiration of any Lease, Lessee shall return all Units to the locations(s) designated by Lessor, and all such Units shall be subject to Lessor’s inspection and acceptance upon redelivery. Notwithstanding the foregoing, such 30-day return period shall not be applicable if the Lease is terminated or cancelled as a result of an Event of Default. Each Unit returned to Lessor pursuant to this Section 8 shall:

(i)be free of any advertising, lettering or other marking and otherwise in the condition in which it is required to be maintained by the Agreement and the applicable Schedule;
(ii)be in at least as good condition and repair as when originally accepted by Lessee, ordinary wear and tear resulting from the normal and proper use thereof alone excepted, including, but not limited to, having fully functional and wind/water/commodity tight hatches, doors and outlets;
(iii) have wheels with a minimum thickness and contour equal to at least 50% of the original manufacturer’s specifications;
(iv) be subjected to a repair track air brake test, and any components not meeting minimum requirements must be repaired or replaced as required under applicable AAR rules;
(v) have brake linings which shall have a minimum of 50% of the usable wear remaining;
(vi) not have sheet metal, paint and body damage in excess of $500.00 in total, per Unit;
(vii) have no component thereof operated for more than 50% of the total miles allowed for such component, as dictated by the AAR and the original equipment manufacturer’s published recommendations;

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(viii) be free from all charges and liens which Lessee is required to discharge pursuant to the Agreement;
(ix) be free from all accumulation or deposits, whether from commodities transported in or on the Units while in the service of Lessee or otherwise;
(x) meet the requirements and standards then in effect under the AAR (including its Interchange Rules) and any other governmental body having jurisdiction in the matter, including with respect to the Required Modifications;
(xi) satisfy any additional return condition requirements described in the applicable Schedule hereto; and
(xii) upon request by Lessor, remove any markings on the Units which indicate Lessee has any interest in the Units and, if requested by Lessor, at Lessee’s cost, remark the Units in accordance with Lessor’s instructions.

In addition, Lessee shall, at its own expense and risk, at the sole discretion of Lessor, remove any structural items installed on or attached to any of the Units by Lessee, repair any damage caused by such removal, and restore such Units to the same configuration as when originally delivered to Lessee.

The assembling, delivery, and transporting of the Units as hereinbefore provided shall be at the expense and risk of Lessee and are of the essence of the Agreement and any Rail Equipment Leases hereunder, and, upon application to any court of equity having jurisdiction in the matter, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee so to assemble, deliver, and transport the applicable Units in accordance with the terms and conditions of the Agreement.

For each day any Unit shall not have been so returned to Lessor following the expiration of the applicable Lease (or any cancellation or termination thereof as a result of an Event of Default) providing for such return, or for each day any such Unit so returned is not in such required condition, Lessee’s obligation to pay rent and any other amounts under the applicable Lease will continue beyond the termination date in an amount equal to the amount of the rental for such Unit indicated in the applicable Schedule until Lessee (x) shall so return any such Unit in the condition required hereunder and/or (y) shall have repaired or cleaned any such Unit or reimbursed Lessor for any expenses incurred in repairing or cleaning any such Unit. For all purposes of this Agreement and any Rail Equipment Leases, no Unit shall be deemed to have been returned to Lessor’s possession until all of Lessee’s obligations herein pertaining to such Unit have been performed.

9.    Assignment and Sublease. Section 13 of the Agreement is supplemented with the following:

Notwithstanding anything in this Section to the contrary, in the event any of the Equipment constitutes Rail Equipment, and subject to the terms and conditions set forth in the applicable Schedule (which, for the avoidance of doubt, may amend, restate, modify, supplement, or, if applicable, override in their entirety any and all provisions of this Agreement), Lessee shall make no sublease, transfer, assignment or pledge of its interest under any Lease covering such Rail Equipment or in or to any Unit without Lessor’s prior written consent, except that Lessee may (without Lessor’s consent) sublease any of the Units to its customers for single trips consistent with its normal business practices, and may make any sublease, transfer, assignment or pledge of its interests in connection with any financing arrangements that includes a lien on all or substantially all of Lessee’s personal property assets; provided, however, that, notwithstanding any such sublease, Lessee shall continue to remain liable to Lessor, as principal and not as surety, under all terms and conditions of this Agreement and any Schedules hereto. Without limiting the generality of the foregoing, so long as no Event of Default or other event which, after notice or lapse of time, or both, would become an Event of Default, has occurred and is continuing hereunder, Lessee may, after obtaining Lessor’s prior written consent, sublease the Units, provided that no such consent shall be required for a sublease, assignment or transfer among Co-Lessees (as defined in any Addendum or amendment to the Agreement), and provided, further, that with respect to any sublease by Lessee of the Units: (i) the rights of any such sublessee shall be subject and subordinate to, and any such sublease shall be made expressly subject to, all of the terms, conditions and provisions of the applicable Lease; (ii) no such sublease shall have a term that extends beyond the Lease Term as set forth in the applicable Schedule; and (iii) no such sublease shall in any way discharge or diminish any of Lessee’s obligations to Lessor hereunder and under any Schedule hereto, including, but not limited to, the payment of Rent and any other amounts required to be paid hereunder or thereunder. No assignment or sublease shall relieve Lessee of its obligations under this Agreement or the applicable Lease. Lessee agrees that, without the prior written consent of Lessor, neither it nor any of its sublessees, assignees or transferees will designate any of the Units leased hereunder or under any Schedule hereto as “market rate cars” pursuant to the prescribed rates rules of the STB (49 CFR §1033.1).

10.    Definition of Equipment. The definition of “Equipment” in Section 15 of the Agreement is hereby supplemented with the following:

When applicable, the term “Equipment” shall include any and all of the Units financed under each Schedule relating to Rail Equipment, and, in any such case, any “item of Equipment” shall mean and refer to a Unit.

11.    Liens on the Units. Lessee shall pay or satisfy and discharge any and all liens or charges that may be levied against or imposed upon any Unit and any and all claims which, if unpaid, might constitute or become a lien or a charge upon any Unit, except for any lien that: (i) results from an affirmative act of Lessor to create a lien, which act is neither consented to by Lessee nor created in connection with an Event of Default; or (ii) results from claims against Lessor not related or connected to the ownership, leasing, use or operation of any of the Units or its status as lessor under the applicable Lease. Lessee shall not be required to pay or discharge any such claims so long as it shall, in good faith and by appropriate legal proceedings, be contesting the validity thereof in any reasonable manner which will not, in the reasonable opinion of Lessor, adversely affect or endanger the title or interest of Lessor herein or in and to the Units or diminish the value of the Units. Lessee’s obligations under this Section 11 of the Rail Equipment Addendum shall survive the termination of any Lease or the Agreement.

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12.    Loss of or Damage to Commodities or Freight. Lessor shall not be liable for any loss or damage to any commodity or freight of any kind, or any part thereof, transported by the Units. Lessee agrees to assume responsibility for, and any liability arising from, any such loss or damage and further agrees to indemnify Lessor against, and hold Lessor and any other Indemnitee harmless from, any and all claims for any such loss or damage.

13.    Filings; Further Assurances. The Lease or appropriate evidence thereof shall be duly filed and recorded with: (i) the STB in accordance with 49 U.S.C. § 18301; (ii) the Registrar General of Canada in accordance with Section 105 of The Canada Transportation Act; or (iii) such other filing and recording office as may be determined by Lessor. Any filing or recordation fees shall be for the account of Lessee.

This Rail Equipment Addendum shall be deemed a “Related Agreement” as defined in the Agreement and is subject to all of the terms and provisions applicable to Related Agreements provided in the Agreement. It is expressly agreed by the parties that this Rail Equipment Addendum is supplemental to the Agreement and made a part thereof, and that all the terms, conditions, and provisions thereof, unless specifically modified herein, shall remain in full force and effect. In the event of any conflict, inconsistency, or incongruity between the provisions of this Rail Equipment Addendum and any of the provisions of any Lease Document, the provisions of this Rail Equipment Addendum shall in all respects govern and control (but only with respect to Rail Equipment or Rail Equipment Leases).

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    IN WITNESS WHEREOF, the parties have caused this Rail Equipment Addendum to be executed by their duly authorized representatives as of March 6, 2026.

LESSOR: Banc of America Leasing & Capital, LLC By: /s/ Jinyan Zhao______ Name: Jinyan Zhao Title: Vice President

LESSEE:

Casella Waste Systems, Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Executive Vice President and Chief Financial Officer	Casella Waste Management of Pennsylvania, Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

Casella Waste Management, Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer	Casella Waste Management of N.Y., Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

Casella Waste Management of Massachusetts, Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer	All Cycle Waste, Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

Pine Tree Waste, Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer	Waste-Stream, Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

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Willimantic Waste Paper Co., Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer	Casella Mid-Atlantic, LLC By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

Oxford Transfer Station, LLC By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer	New England Waste Services of N.Y., Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

Casella Recycling, LLC By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer	Casella Major Account Services, LLC By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

Waste Industries of Delaware, Inc. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer	Pink Trash Company, LLC By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

Waste Industries of Maryland, LLC By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer	Panichi Holdings Corp. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

Valley 82 Holdings Corp. By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer	Whitetail Disposal, LLC By:_/s/ Bradford J. Helgeson_____ Print Name: Bradford J. Helgeson Title: Vice President and Treasurer

Master Lease Addendum – Rail Equipment	Page 8 of 8